Harbinger Capital Partners Master Fund I, Ltd.
                               555 Madison Avenue
                            New York, New York 10122

December 18, 2006

Harbinger Del-Auto Investments Company, Ltd.
c/o Harbinger Capital Partners Master Fund I, Ltd.
555 Madison Avenue
New York, NY  10022

DEL A-2 L.P.
c/o A-D GP Management LLC
    as General Partner

c/o Appaloosa Management L.P.
26 Main Street
Chatham, NJ  07928
Attn:  Ronald Goldstein


Ladies and Gentlemen:

          Reference is made to that certain Agreement of Limited Partnership (the "Agreement"), dated as of the date hereof, by and among A-D GP Management LLC, a limited liability company formed under the laws of the State of Delaware, as General Partner of DEL A-2 L.P., a Delaware limited partnership (the "Partnership") and the Limited Partners identified on Exhibit A to the Agreement, including Harbinger Del-Auto Investment Company, Ltd., an exempted company formed under the laws of the Cayman Islands (the "Investor"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

          This letter will confirm the commitment of Harbinger Capital Partners Master Fund I, Ltd. ("Harbinger"), on behalf of one or more of its affiliated funds or managed accounts to be designated, to provide or cause to be provided funds (the "Funds") to the Investor in an amount equal to $51,420,000. The Funds to be provided by or on behalf of Harbinger will be used to provide the Funds for the Investor to make the Capital Contribution required to be made by it pursuant to, and in accordance with the terms and conditions of, Section 3.2 of the Agreement.

          Notwithstanding any other term or condition of this letter agreement,
(i) under no circumstances shall the liability of Harbinger hereunder or for breach of this letter agreement exceed in the aggregate $51,420,000 for any reason, (ii) under no circumstances shall Harbinger be liable for punitive damages and (iii) the liability of Harbinger shall be limited to monetary damages only. There is no express or implied intention to benefit any person or entity not party hereto and nothing contained in this letter agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person or entity other than the Investor and the Partnership. Subject to the terms and conditions of this letter agreement, the Partnership shall have the right to assert its rights hereunder directly against Harbinger.

          The terms and conditions of this letter agreement may be amended, modified or terminated only in a writing signed by all of the parties hereto. Harbinger's obligations hereunder may not be assigned, except its obligations to provide the Funds may be assigned to one or more of its affiliated funds or managed accounts affiliated with Harbinger, provided that such assignment will not relieve Harbinger of its obligations under this letter agreement.

          This commitment will be effective upon the Investor's and the Partnership's acceptance of the terms and conditions of this letter agreement (by signing below) and will expire on the earliest to occur of (i) the termination of the Investor's obligation to fund its Capital Contribution in accordance with Section 3.2 of the Agreement, (ii) the Investor's funding of its Capital Contribution in accordance with Section 3.2 of the Agreement, (iii) the termination of the Agreement in accordance with its terms, and (iv) the dissolution of the Partnership in accordance with its terms, and any claim for breach of this letter agreement shall be barred if not brought in a court of competent jurisdiction on or before the date that is 90 days after the date on which this letter agreement expires. Upon termination or expiration of this letter agreement, all rights and obligations of the parties under this letter agreement shall terminate and there shall be no liability on the part of any party hereto, except that nothing contained herein shall release any party hereto from liability for any breach of this letter agreement.

          Harbinger hereby represents and warrants as follows:

          (a) Harbinger is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

          (b) Harbinger has the requisite corporate power and authority to enter into, execute and deliver this letter agreement and to perform its obligations hereunder and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this letter agreement.

          (c) This letter agreement has been duly and validly executed and delivered by Harbinger and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

          (d) Harbinger has, and will have on the Closing Date, available funding necessary to provide the Funds in accordance with this letter agreement.

          No director, officer or direct or indirect holder of any equity interests or securities of Harbinger, and no director, officer or employee of any such persons other than any general partner (collectively, the "Party Affiliates") shall have any liability or obligation of any nature whatsoever in connection with or under this letter or the transactions contemplated hereby, and each party hereto hereby waives and releases all claims against such Party Affiliates related to such liability or obligation.

          This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). HARBINGER AND THE INVESTOR HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS.

          This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and same instrument.

                                     * * * *

                    [SIGNATURE PAGE TO LP COMMITMENT LETTER]

                                   Sincerely,


                                    HARBINGER CAPITAL PARTNERS MASTER
                                    FUND I, LTD.

                                    By:   Harbinger Capital Partners Offshore
                                          Manager, L.L.C., as investment manager



                                          By:
                                              ---------------------------------
                                                Name:   Philip A. Falcone
                                                Title:  Senior Managing Director


Agreed to and accepted as of the date first above written:

Harbinger Del-Auto Investment Company, Ltd.


By:
   ---------------------------------------
   Name:
   Title:



DEL A-2 L.P.
By: A-D GP Management, LLC,
    its General Partner


By:
   ---------------------------------------
   Name:
   Title:


SK 03773 0003 733724